                                                                    EXHIBIT 12.2

                CALIFORNIA STEEL INDUSTRIES, INC. AND SUBSIDIARY

        Computation of Ratio of EBITDA, as Adjusted, to Interest Expense

                                                                   Year Ended December 31,
                                                        --------------------------------------------
                                                         2001      2000      1999     1998     1997
                                                        ------   -------   -------   ------   ------
Income (loss) before Income Taxes....................   (7,317)   56,138    77,027   26,816   44,316
Add:  Interest Expense, Net..........................   16,316    18,756    16,345   16,954   13,977
Exclude Gain/Loss on Fixed Assets....................      802       (28)      (13)     308    1,054
Depreciation (Cash Flow).............................   30,204    28,852    26,331   26,659   24,374
                                                        ------   -------   -------   ------   ------

EBITDA, As Adjusted..................................   40,005   103,718   119,690   70,737   83,721
                                                        ------   -------   -------   ------   ------

Interest Expense, Net................................   16,316    18,756    16,345   16,954   13,977

Ratio EBITDA, As Adjusted to Interest Expense, Net ..      2.5       5.5       7.3      4.2      6.0

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